Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information of Bioventus Inc. (together with its subsidiaries, the “Company” or “Bioventus”) has been prepared to illustrate the estimated effects of the Wound Divestiture, the CartiHeal Deconsolidation, and the Financing Transactions described in Note 1. Description of the pro forma transactions (together, the “Pro Forma Transactions”).
The unaudited pro forma condensed combined statements of operations of the Company for the fiscal year ended December 31, 2022 and for the three months ended April 1, 2023 give effect to the Pro Forma Transactions as if they occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet of the Company includes the historical unaudited consolidated condensed balance sheet of the Company as of April 1, 2023, giving effect to the Pro Forma Transactions as if they occurred on April 1, 2023. While the CartiHeal Deconsolidation was accounted for as a discontinued operation, the pro forma effect of the CartiHeal Deconsolidation on the statements of operations for the fiscal year ended December 31, 2021 and 2020 is not material. Therefore, these periods are not presented herein. The assets and liabilities sold as part of the Wound Divestiture were reported as Held for Sale in the Company’s consolidated condensed balance sheet as of April 1, 2023; however, the Company determined this transaction did not meet the criteria to be reported as discontinued operations.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2022, as well as the Company’s unaudited consolidated condensed financial statements as of and for the three months ended April 1, 2023.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Pro Forma Transactions occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results or operations that the Company will experience. The pro forma adjustments included in the accompanying unaudited pro forma condensed combined financial information are based on currently available data and assumptions that management of the Company believes are reasonable.

Unaudited pro forma condensed combined balance sheet
As of April 1, 2023
(Dollar amounts in thousands)

	Historical Bioventus	Historical Wound		Divestiture of Wound		Financing Adjustments		Pro Forma
Assets		(Note 3)		(Note 3)		(Note 5)
Current assets:
Cash and cash equivalents	$47,102	$—		$30,897	(b)	$(45,000)	(l)	$32,999
Accounts receivable, net	118,544	—		—		—		118,544
Inventory	87,953	—		—		—		87,953
Prepaid and other current assets	17,192	—		—		—		17,192
Assets held for sale	37,873	(37,873)	(a)	—		—		—
Total current assets	308,664	(37,873)		30,897		(45,000)		256,688

Property and equipment, net	36,556	—		—		—		36,556
Goodwill	7,462	—		—		—		7,462
Intangible assets, net	516,039	—		—		—		516,039
Operating lease assets	16,063	—		—		—		16,063
Investments and other assets	2,620	—		4,500	(c)	—		7,120
Total assets	$887,404	$(37,873)		$35,397		$(45,000)		$839,928

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,828	$—		$—		$—		$32,828
Accrued liabilities	115,769	—		—		—		115,769
Current portion of long-term debt	41,320	—		—		(30,000)	(l)	11,320
Other current liabilities	4,273	—		—		—		4,273
Liabilities held for sale	1,873	(1,873)	(a)	—		—		—
Total current liabilities	196,063	(1,873)		—		(30,000)		164,190

Long-term debt, less current portion	404,265	—		—		(15,000)	(l)	389,265
Deferred income taxes	351	—		—		—		351
Contingent consideration, less current portion	17,718			—		—		17,718
Other long-term liabilities	28,645	—		—		—		28,645
Total liabilities	647,042	(1,873)		—		(45,000)		600,169

Commitments and contingencies

Preferred stock
Class A common stock	63	—		—		—		63
Class B common stock	16	—		—		—		16
Additional paid-in capital	492,475	—		—		—		492,475
Accumulated deficit	(304,456)	(28,728)	(d)	28,247	(d)	—		(304,937)
Accumulated other comprehensive income	413	—		—		—		413
Total stockholders’ equity attributable to Bioventus Inc.	188,511	(28,728)		28,247		—		188,030
Noncontrolling interest(1)	51,851	(7,272)	(d)	7,150	(d)	—		51,729
Total stockholders’ equity	240,362	(36,000)		35,397		—		239,759
Total liabilities and stockholders’ equity	$887,404	$(37,873)		$35,397		$(45,000)		$839,928
(1) Refer to Note 6. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited pro forma condensed combined statement of operations
For the three months ended April 1, 2023
(Dollar amounts in thousands, except share and per share data)

	Historical Bioventus	Historical Wound(e)	Divestiture of Wound		Financing Transaction Accounting Adjustments		Pro Forma
		(Note 3)	(Note 3)		(Note 5)
Net sales	$119,059	$(6,825)	$—		$—		$112,234
Cost of sales (including depreciation and amortization)	45,140	(4,267)	—		—		40,873
Gross profit	73,919	(2,558)	—		—		71,361
Selling, general and administrative expense	80,858	(3,403)	—		—		77,455
Research and development expense	3,771	—	—		—		3,771
Restructuring costs	317	—	—		—		317
Change in fair value of contingent consideration	287	—	—		—		287
Depreciation and amortization	2,129	(225)	—		—		1,904
Impairment of assets	78,615	—	—		—		78,615
Operating (loss) income	(92,058)	1,070	—		—		(90,988)
Interest expense (income)	9,694	—	(83)	(c)	(656)	(m)	8,955
Other expense (income)	(1,588)	—	—		—		(1,588)
Other expense (income)	8,106	—	(83)		(656)		7,367
(Loss) income before income taxes	(100,164)	1,070	83		656		(98,355)
Income tax (benefit) expense, net	(146)	—	—	(g)	—	(n)	(146)
Net (loss) income from continuing operations	(100,018)	1,070	83		656		(98,209)
Loss (income) attributable to noncontrolling interest - continuing operations(1)	20,360	(216)	(17)		(133)		19,994
Net (loss) income attributable to stockholders - continuing operations	$(79,658)	$854	$66		$523		$(78,215)

Net loss per Class A common share from continuing operations - basic and diluted	$(1.28)				(Note 7)		$(1.26)
Weighted-average shares of Class A Common stock outstanding, basic and diluted	62,124,752				(Note 7)		62,124,752
(1) Refer to Note 6. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited pro forma condensed combined statement of operations
For the year ended December 31, 2022
(Dollar amounts in thousands, except share and per share data)

	Historical Bioventus	Historical Wound(e)	Divestiture of Wound		Deconsolidation of CartiHeal		Financing Transaction Accounting Adjustments		Pro Forma
		(Note 3)	(Note 3)		(Note 4)		(Note 5)
Net sales	$512,117	$(28,487)	$—		$—		$—		$483,630
Cost of sales (including depreciation and amortization)	181,037	(18,810)	—		—		—		162,227
Gross profit	331,080	(9,677)	—		—		—		321,403
Selling, general and administrative expense	332,606	(20,861)	—		(472)		—		311,273
Research and development expense	25,941	—	—		(2,087)		—		23,854
Restructuring costs	6,779	(1,479)	—		—		—		5,300
Change in fair value of contingent consideration	6,452	—	—		(5,350)	(h)	—		1,102
Depreciation and amortization	21,153	(925)	—		(11,405)	(i)	—		8,823
Loss on disposal	—	—	603	(f)	—		—		603
Impairment of goodwill	189,197	—	—		—		—		189,197
Operating (loss) income	(251,048)	13,588	(603)		19,314		—		(218,749)
Interest expense (income), net	25,795	—	(333)	(c)	(13,774)		17,333	(m)	29,021
Other (income) expense	(12,944)	—	—		22,698	(j)	—		9,754
Other expense (income)	12,851	—	(333)		8,924		17,333		38,775
(Loss) income before income taxes	(263,899)	13,588	(270)		10,390		(17,333)		(257,524)
Income tax (benefit) expense, net	(50,508)	3,411	(68)	(g)	2,390	(k)	(4,351)	(n)	(49,126)
Net (loss) income	(213,391)	10,177	(202)		8,000		(12,982)		(208,398)
Loss (income) attributable to noncontrolling interest(1)	54,687	(2,066)	41		(1,624)		2,635		53,673
Net (loss) income attributable to stockholders	$(158,704)	$8,111	$(161)		$6,376		$(10,347)		$(154,725)

Net loss per share of Class A common stock, basic and diluted	$(2.59)						(Note 7)		$(2.52)
Weighted-average shares of Class A Common stock outstanding, basic and diluted	61,389,107						(Note 7)		61,389,107
(1) Refer to Note 6. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the unaudited pro forma condensed combined financial information
(Amounts in thousands, except unit, share, per unit and per share data)
1. Description of the pro forma transactions
Wound Divestiture
On May 10, 2023, the Company entered into an Asset Purchase Agreement to sell its Wound Business, consisting of its TheraSkin and TheraGenesis products to LifeNet Health (the “Buyer”), for total potential cash consideration of $85.0 million, including $35.0 million at closing, $5.0 million deferred for 18 months and $45.0 million in potential earn-out payments (the “Wound Divestiture”).
On May 22, 2023, the Company closed the Wound Divestiture, netting approximately $30.0 million after certain working capital adjustments, fees and expenses. The proceeds from the sale will be used to repay existing debt. The Company also entered into a Sales Agent Agreement with the Buyer, which granted the Buyer exclusive rights to promote, market and solicit orders for certain SonicOne ultrasonic wound debridement products of the Company in the United States and Canada.
CartiHeal Acquisition
On July 12, 2022 (the “Purchase Date”), Bioventus LLC (“BV LLC”), a subsidiary of the Company, completed the acquisition of 100% of the remaining shares of CartiHeal (2009) Ltd. (“CartiHeal”) (the “CartiHeal Acquisition”), pursuant to the Option and Equity Purchase Agreement, dated July 15, 2020, as amended by an Amendment to the Option and Equity Purchase Agreement dated June 17, 2022 (jointly, the “Option Agreement”). CartiHeal is headquartered in Israel and is the developer of the proprietary Agili-C implant for the treatment of joint surface lesions in traumatic and osteoarthritic joints. The Company consolidated CartiHeal on July 12, 2022 and reported the acquisition in its Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on November 21, 2022.
Prior to the CartiHeal Acquisition, the Company held a 10.03% equity ownership of CartiHeal’s fully diluted shares. This investment was accounted for based on the equity method of accounting. Net losses from equity method investments were historically included in other expense on the consolidated statement of operations and comprehensive income and were not material.
CartiHeal Deconsolidation
On February 27, 2023, the Company reached a settlement (the “Settlement Agreement”) with Elron Ventures Ltd. (“Elron” and together with the Company, the “Parties”) as representative of CartiHeal’s selling securityholders under the Option Agreement (collectively, the “Former Securityholders”). Pursuant to the Settlement Agreement, Elron, on behalf of the Former Securityholders, has agreed to forbear from initiating any legal action or proceedings relating to non-payment of any obligations arising under the Option Agreement during a period of 30 calendar days (the “Interim Period”) in exchange for (i) a one-time non-refundable amount of $10.0 million and (ii) a one-time non-refundable payment of $0.2 million to Elron to be used in accordance with the expense fund provisions of the Option Agreement. The Company may also extend the 30 day period by up to two additional subsequent periods of 15 days each for additional consideration of $5.0 million for each period. In addition, the Parties mutually released any further claims under the Option Agreement and related transaction documents, including without limitation a release by the Former Securityholders of any rights to enforce the provisions of the Option Agreement or make further monetary claims against the Company and/or its respective affiliates and representatives.
Upon execution of the Settlement Agreement, the Company transferred 100% of its shares in CartiHeal to a trustee (the “Trustee”) for the benefit of the Former Securityholders. This transfer is irrevocable, unless and until the Former Securityholders receive the entire amount of the aggregate purchase price and corresponding milestones and any interest to be accrued thereon in accordance with the provisions of the Option Agreement prior to the expiration of the Interim Period.
The Company and Elron, on behalf of the Former Securityholders, agreed that CartiHeal will operate in the ordinary course of its business during the Interim Period. To that end, among other things, (i) Bioventus ensured, as of the date of the Settlement Agreement, that CartiHeal had at least $2.0 million in available cash in CartiHeal-owned accounts, (ii) Elron shall appoint the board members of CartiHeal, and (iii) the Parties agreed to certain covenants to maintain ordinary course operations during the Interim Period. Bioventus has no ownership interest and no voting rights during the Interim Period.
The Company concluded that upon execution of the Settlement Agreement, the Company ceased to control CartiHeal for accounting purposes, and therefore, has deconsolidated CartiHeal (the “Deconsolidation”, or “CartiHeal Disposal”) effective February 27, 2023. The disposal of CartiHeal was treated as a discontinued operation. Loss on disposal totaled $60.6 million was recorded within discontinued operations, net of tax.

Financing Transactions
On March 31, 2023 (the “Closing Date”), the Company entered into an amendment to the 2019 Credit Agreement (collectively, with the October 2021 and July 2022 amendments to the agreement, the “Amended 2019 Credit Agreement”) to, among other things, modify certain financial covenants, waive the noncompliance with its financial covenants at December 31, 2022, and to modify interest rates applicable to borrowings under the 2019 Credit Agreement.
The Amended 2019 Credit Agreement contains customary affirmative and negative covenants, including those related to financial reporting and notification, restrictions on the declaration or payment of certain distributions on or in respect of BV LLC’s equity interests, restrictions on acquisitions, investments and certain other payments, limitations on the incurrence of new indebtedness, limitations on transfers, sales and other dispositions of assets of BV LLC and its subsidiaries, as well as limitations on making changes to the business and organizational documents of BV LLC and its subsidiaries. Financial covenant requirements include a maximum debt leverage ratio and an interest coverage ratio. In addition, during the period commencing on the Closing Date and ending upon the satisfaction of certain conditions occurring not prior to the delivery of financial statements of the Company for the fiscal quarter ending June 30, 2024, the Company is subject to certain additional requirements and covenants, including a requirement to maintain Liquidity (as defined in the Amended 2019 Credit Agreement) of not less than $10.0 million as of the end of each calendar month during such period. The Term Loan Facilities will mature on October 29, 2026. The Revolver will mature on October 29, 2025. There was no loss on debt refinancing and modification as a result of the March 2023 amendment.
2. Basis of presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments irrespective of whether or not such adjustments are deemed to be recurring.
In accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, the Company concluded that upon execution of the Settlement Agreement, the Company ceased to control CartiHeal for accounting purposes, and therefore, has deconsolidated CartiHeal effective February 27, 2023. The disposal of CartiHeal was treated as a discontinued operation under ASC 205-20, Discontinued Operations.
In accordance with ASC 205-20, Discontinued Operations, the Company concluded that the assets and liabilities related to the Wound Divestiture should be presented as Held for Sale as of April 1, 2023; however, this business does not meet the requirements to be reported as a discontinued operation.
ASC 820, Fair Value Measurement defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to the company in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The pro forma adjustments represent the Company’s best estimates and are based upon currently available information and certain assumptions that the Company’s management believes are reasonable under the circumstances.
The unaudited pro forma information is not necessarily indicative of what the combined Company’s financial position or results of operations would have been had the Wound Divestiture, the CartiHeal Deconsolidation or the Financing Transactions been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.
There were no material transactions between Bioventus and CartiHeal during the periods presented in the unaudited pro forma condensed combined financial information, other than the previously mentioned equity investment activity between the Company and CartiHeal.
3. Wound Divestiture
The divestiture of the assets and liabilities of the Wound Business represents their respective ending balances as of April 1, 2023. Further explanations to the divestiture amounts are provided for those items with notations.

(a)The disaggregation of the assets and liabilities held representing their respective ending balances as of April 1, 2023 are as follows:

April 1, 2023
Carrying amounts of assets classified as held for sale
Accounts receivable, net of allowance of $898	$4,114
Inventory	1,481
Property and equipment, net	443
Intangible assets	31,835
Total assets held for sale	$37,873

Carrying amounts of liabilities classified as held for sale
Accounts payable	$1,285
Accrued liabilities	588
Total liabilities held for sale	$1,873
(b)Reflects the cash received, net of transaction fees resulting from the Wound Divestiture:

Sale price	$34,897
Less: Transaction and legal fees	(4,000)
Net cash received	$30,897
(c)Adjustment to reflect the present value of $4.5 million in relation to the $5.0 million deferred payment due to the Company 18 months after the closing of the Wound Divestiture. Interest income for the three months ended April 1, 2023 and year ended December 31, 2022 represents the accretion of interest related to the deferred payment.
(d)Represents the change to the Company’s equity and its noncontrolling interest. The noncontrolling interest ownership was 20.2% as of April 1, 2023.
(e)Represents the activity for the products sold in the Wound Divestiture for the three months ended April 1, 2023 and the year ended December 31, 2022. The adjustment for selling, general and administrative expense is net of costs that will continue to be incurred by the Company related to commissions due to the Buyer in connection with the Sales Agent Agreement.
(f)Adjustment reflecting the loss from the divestiture of the Wound Business.
(g)Income tax was adjusted to record the tax impacts of the transactions using an estimated statutory tax rate for the year ended December 31, 2022. For the three months ended April 1, 2023, the Company assumed a 0% tax rate, due to the recording of a full valuation allowance. These rates do not reflect the combined Company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.
4. Deconsolidation of CartiHeal adjustments
The deconsolidation of CartiHeal assets and liabilities occurred on February 27, 2023 and the associated assets and liabilities were fully deconsolidated as of April 1, 2023. Profit and loss activity associated with CartiHeal was reported as a discontinued operation for the three months ended April 1, 2023, including the $60.6 million loss upon the disposal of CartiHeal.
(h)Adjustment to remove the fair value of the contingent consideration obligations resulting from the CartiHeal Acquisition.
(i)Adjustment to remove depreciation and intangible amortization on CartiHeal assets, totaling $0.1 million and $11.3 million, respectively. CartiHeal’s intangible assets consisted of intellectual property.
(j)Adjustment to remove the gain from remeasuring the Company’s equity method investment within CartiHeal, net of equity losses for the year ended December 31, 2022.

Gain resulting from remeasurement of equity method at fair value	$23,709
Removal of equity losses for the year ended December 31, 2022	(1,003)
Other	(8)
Pro forma other income resulting from the CartiHeal Acquisition	$22,698

(k)Income tax was adjusted to record the tax impacts of the transactions using an estimated statutory tax rate for the year ended December 31, 2022. For the three months ended April 1, 2023, the Company assumed a 0% tax rate, due to the recording of a full valuation allowance. These rates do not reflect the combined Company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.
5. Financing adjustments
On December 6, 2019, the Company entered into a Credit and Guaranty Agreement (the “2019 Credit Agreement”) that was comprised of a $200.0 million term loan (“Original Term Loan”) and a $50.0 million revolving facility (the “Revolver”). The Company amended the 2019 Credit Agreement on October 29, 2021 in connection with the acquisition of Misonix, Inc. in which the Company prepaid $80.0 million on the Original Term Loan. The 2019 Credit Agreement, as amended, subsequent to the prepayment, was comprised of a $360.8 million term loan (“Term Loan”) and the Revolver.
On July 11, 2022, the Company further amended the 2019 Credit Agreement, as amended on October 29, 2021 (the “First Amended 2019 Credit Agreement”), in conjunction with the CartiHeal Acquisition. Pursuant to the First Amended 2019 Credit Agreement, an $80.0 million term loan facility (the “July 2022 Term Loan” and, together with the Term Loan, the “Term Loan Facilities”) was extended to the Company to be used for: (i) the financing of the CartiHeal Acquisition; (ii) the payment of related fees and expenses; (iii) repayment of the draws made on the Revolver; and (iv) working capital needs and general corporate purposes of the Company, including without limitation for permitted acquisitions.
The Company was not in compliance with certain financial covenants as of December 31, 2022. As a result, on March 31, 2023 (the “Closing Date”), the Company entered into another amendment to the 2019 Credit Agreement (collectively, with the October 2021 and July 2022 amendments, the “Amended 2019 Credit Agreement”) to, among other things, modify certain financial covenants, waive the noncompliance at December 31, 2022, and to modify interest rates applicable to borrowings under the 2019 Credit Agreement.
The Amended 2019 Credit Agreement contains customary affirmative and negative covenants, including those related to financial reporting and notification, restrictions on the declaration or payment of certain distributions on or in respect of BV LLC’s equity interests, restrictions on acquisitions, investments and certain other payments, limitations on the incurrence of new indebtedness, limitations on transfers, sales and other dispositions of assets of BV LLC and its subsidiaries, as well as limitations on making changes to the business and organizational documents of BV LLC and its subsidiaries. Financial covenant requirements include a maximum debt leverage ratio and an interest coverage ratio. In addition, during the period commencing on the Closing Date and ending upon the satisfaction of certain conditions occurring not prior to the delivery of financial statements of the Company for the fiscal quarter ending June 30, 2024, the Company is subject to certain additional requirements and covenants, including a requirement to maintain Liquidity (as defined in the Amended 2019 Credit Agreement) of not less than $10.0 million as of the end of each calendar month during such period. The Term Loan Facilities will mature on October 29, 2026. The Revolver will mature on October 29, 2025.
The Amended 2019 Credit Agreement had deferred financing costs of $3.7 million, of which $1.6 million were recorded in selling, general and administrative expense within the consolidated condensed statements of operations and comprehensive loss and $2.0 million were capitalized on the consolidated condensed balance sheets. There was no loss on debt refinancing and modification as a result of the March 2023 amendment.
As of April 1, 2023, $416.6 million was outstanding on the Term Loan Facilities, net of original issue discount of $2.9 million and deferred financing costs of $1.3 million. The Company had $29.0 million and no outstanding borrowings on its Revolver as of April 1, 2023 and December 31, 2022, respectively.
(l)The decrease in cash and cash equivalents of $45.0 million gives effect to (i) a $30.0 million principal payment on the Term Loan Facilities and (ii) the repayment of the $15.0 million outstanding on the Revolver at April 1, 2023. Pursuant to the Amended 2019 Credit Agreement, the Company is required to use certain proceeds from dispositions for the repayment of principal on the Term Loan Facilities. In addition, the Company’s lenders require the Company to make certain payments based on excess cash balances; therefore, the Company was required to repay $15.0 million in outstanding borrowings at April 1, 2023 on the Revolver. The balance was repaid on April 6, 2023.

(m)Adjustments to interest expense as a result of the Amended 2019 Credit Agreement:

	Three Months Ended April 1, 2023	Year Ended December 31, 2022
Eliminate historical Bioventus interest expense	$(8,540)	$(17,941)
Eliminate historical Bioventus amortization of discounts and deferred costs	(489)	(853)
Interest expense as a result of the Amended 2019 Credit Agreement	8,003	34,381
Amortization of discount and certain deferred financing fees associated with Amended 2019 Credit Agreement(1)	370	1,746
Pro forma interest expense, net	$(656)	$17,333
(1)Represents the original issue discount (“OID”) as well as certain fees paid to third parties for their services in arranging and structuring the financing. The OID and deferred financing fees are amortized using the straight line method which approximates the effective interest method.
(n)Income tax was adjusted to record the tax impacts of the transactions using an estimated statutory tax rate for the year ended December 31, 2022. For the three months ended April 1, 2023, the Company assumed a 0% tax rate, due to the recording of a full valuation allowance. These rates do not reflect the combined Company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.
6. Noncontrolling interest adjustments
The following table summarizes the ownership interest of BV LLC as of April 1, 2023 and December 31, 2022 utilized in calculating the noncontrolling interest adjustments (number of units in thousands):

	April 1, 2023		December 31, 2022
	LLC Interests	Ownership %	LLC Interests	Ownership %
Number of LLC Interests owned
Bioventus Inc.	62,508	79.8%	62,063	79.7%
Continuing LLC Owner	15,787	20.2%	15,787	20.3%
Total	78,295	100.0%	77,850	100.0%
Adjustments made to noncontrolling interest from continuing operations (“NCI”) within the unaudited pro forma condensed combined statement of operations for both periods was computed as follows:

	Three Months Ended April 1, 2023			Year Ended December 31, 2022
	Net Income (Loss)	NCI %	NCI $	Net Income (Loss)	NCI %	NCI $
Historical loss attributable to noncontrolling interests, continuing operations:			$20,360			$54,687
Accounting transaction adjustments impact on net (loss) income:
Wound Divestiture	$(1,153)	20.2%	(233)	$(9,975)	20.3%	(2,025)
Financing transactions	(656)	20.2%	(133)	12,982	20.3%	2,635
CartiHeal deconsolidation				(8,000)	20.3%	(1,624)
Total loss resulting from adjustments attributable noncontrolling interests - continuing operations			(366)			(1,014)
Pro forma loss attributable to noncontrolling interests, continuing operations			$19,994			$53,673

7. Combined company earnings per share information from continuing operations
The following table sets forth the computation of basic and diluted pro forma loss per share of the combined company’s Class A common stock:

	Three Months Ended April 1, 2023	Year Ended December 31, 2022
Numerator for basic and diluted earnings per share calculation:
Pro forma net loss - continuing operations	$(98,209)	$(208,398)
Pro forma loss attributable to noncontrolling interest - continuing operations	19,994	53,673
Pro forma net loss attributable to the combined company - continuing operations	$(78,215)	$(154,725)

Denominator: Weighted-average Bioventus’outstanding common stock - basic and diluted	62,124,752	61,389,107

Net loss per Class A common share from continuing operations - basic and diluted	$(1.26)	$(2.52)
Shares of Bioventus Class B common stock do not share in the losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted losses per share of Class B common stock under the two-class method has not been presented.
The potential shares of the Company’s common stock that were excluded from the computation of diluted net loss per share attributable to combined company common stockholders for the periods presented, because including them would have been anti-dilutive, are as follows:

	Three Months Ended April 1, 2023	Year Ended December 31, 2022
BV LLC held by Continuing LLC Owner (1)	15,786,737	15,786,737
Stock options	8,517,045	7,679,780
RSUs	1,070,105	710,807
Total	25,373,887	24,177,324
(1)Class A Shares reserved for future issuance upon redemption or exchange of BV LLC Interests by the Continuing LLC Owner.